Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

SUMMIT FINANCIAL GROUP, INC.

AND

H. CHARLES MADDY, III

 i

EMPLOYMENT AGREEMENT
BETWEEN
SUMMIT FINANCIAL GROUP, INC.
AND
H. CHARLES MADDY, III

          THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into this 4th day of March, 2005, by and between H. Charles Maddy, III (“Maddy”) and Summit Financial Group, Inc., a West Virginia corporation and bank holding company (“Summit”).

W I T N E S S E T H:

          WHEREAS, Maddy is Chief Executive Officer and a Director of Summit and Chairman and a Director of Summit Community Bank, Inc., a state banking association (“Bank”), and

          WHEREAS, the Board of Directors of Summit believe that it is in the best interests of Summit and its subsidiaries to enter into this Agreement with Maddy to ensure continuity of leadership and to ensure that Summit and its subsidiaries will have the benefit of his services as an employee of Summit and any of its affiliated companies for a reasonable period of time in the future, and

          WHEREAS, Maddy is willing to provide the herein described services to Summit and its affiliates.

          NOW, THEREFORE, for and in consideration of the premises, their mutual promises, and the other good and valuable consideration herein specified, the receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

     1. EMPLOYMENT

          Summit employs Maddy and Maddy accepts employment as Chief Executive Officer of Summit. All employment shall be in accordance with and subject to the terms and conditions of this Agreement and is sometimes herein referred to as the “Employment.”

     2. DUTIES AND RESPONSIBILITIES

          (a) Chief Executive Officer of Summit. Maddy, as Chief Executive Officer of Summit, shall report to and shall be responsible only to the Board of Directors of Summit, and he shall have direction and control of the duties and responsibilities of all other Summit officers and employees, regardless of the title or position of any such other officer or employee, except that Summit’s Internal Auditor shall report to and shall be responsible only to the Board of Directors. As Chief Executive Officer, Maddy will perform all the duties and shall have all the responsibilities normally imposed upon and held by the Chief Executive Officer of a bank holding company. Maddy shall have the duty and responsibility of carrying out and executing the business policies of Summit as established from time to time by the Board of Directors, and he shall have such other specific duties and responsibilities relating to Summit and its affiliates as may be assigned to him from time to time by the Board of Directors.

          (b) Full Time Employment - Best Efforts. Maddy shall devote full time and his best efforts at all times to the performance of his duties for Summit and its subsidiaries. He shall not be employed by, nor shall he devote any of his time and efforts to the furtherance of interests of any other person, firm or corporation except Summit, Summit’s subsidiaries and such other entities as may be approved by the Board of Directors of Summit. Nothing herein shall preclude Maddy’s current level of activity with respect to Mountain Lion Land Development LLC and the management by Maddy of his personal investment portfolio. It is contemplated that Maddy shall serve in banking, business, civic and social activities that will consume some part of his time and efforts, and such activities are encouraged and expected by Summit as part of Maddy’s position with Summit and as part of the banking, business, civic and social communities of the State of West Virginia and Virginia, and nationally. The provisions of this Agreement are not intended to restrict such activities by Maddy so long as such activities do not interfere with his duties and responsibilities as defined in this Agreement.

     3. TERM; EXTENSIONS

          The term of employment of Maddy by Summit shall be until March 4, 2008, and this Agreement shall remain in force and effect during such period unless sooner terminated or extended as provided herein.

          The Board of Directors or a committee designated by the Board of Directors of Summit shall review this Agreement at least annually, and may, with the approval of Maddy, extend the term of this Agreement annually for additional one (1) year periods (so that the actual term of this Agreement will always be between two and three years.).

          The term of this Agreement shall extend until all obligations under this Agreement have been fully performed by Maddy and Summit.

     4. TERMINATION OF EMPLOYMENT BY SUMMIT OR MADDY

          The employment of Maddy may be terminated by any one of the following prior to the expiration of its normal term, provided that unless otherwise agreed to by the parties, all employment by both Summit and Bank shall be terminated simultaneously and termination of employment by either Summit or Bank shall automatically terminate employment with the other in which case Maddy shall be entitled to the benefits due and payable upon termination set forth elsewhere herein:

          (a) Mutual Agreement. By mutual agreement of the parties upon such terms and conditions as they may agree.

          (b) Death. By Summit upon the death of Maddy.

          (c) Disability. By Summit upon the legal disability of Maddy, which shall mean that Maddy shall be unable to perform his duties by reason of any mental or physical disability which is expected to last at least six (6) months or result in death, as certified by Maddy’s physician and as approved by Summit.

          (d) For Cause. By Summit for cause upon giving Maddy thirty (30) days advance notice of such termination, specifying the cause of termination. For purposes of this Agreement, “Cause” shall mean: (i) excessive absenteeism without approval of Summit not caused by disability; (ii) gross or willful neglect of duty resulting in substantial harm to Summit after Maddy has been given written direction and reasonable time to perform such duties; (iii) any acts or omissions on the part of Maddy which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally; or (iv) Maddy’s negligence, malfeasance or misfeasance in the performance of Maddy’s duties that can reasonably be expected to have an adverse impact on the business of Summit or its affiliates, including but not limited to the reasonable financial objectives established by the Board of Directors of Summit.

          (e) Change of Control. By Maddy or Summit as set forth in the Change in Control Agreement upon a Change of Control as defined in the Change in Control Agreement attached hereto as Exhibit A.

          (f) Breach by Summit. By Maddy in the event of a material breach by Summit of any of the terms or conditions of this Agreement, in which case the noncompetition and nonsolicitation provisions set forth in Section VII of this Agreement shall not apply.

          (g) Insolvency, Etc. By Maddy, in the event of the business failure, insolvency, bankruptcy, or assignment for the benefit of creditors of or by Summit or Bank not attributable to Maddy, in which case the noncompetition and nonsolicitation provisions set forth in Section VII of this Agreement shall not apply.

     V. COMPENSATION AND REIMBURSEMENTS

          A. Base Salary. Summit shall pay Maddy for his service to both Summit and Bank, a base salary at an annual rate not less than $350,000, payable in equal semi-monthly installments (the “Base Salary”). Maddy’s performance shall be evaluated by the Nominating and Compensation Committee of Summit at least once each twelve month period, and such evaluation shall be the basis of determining whether the compensation payable to Maddy shall be increased in the judgment of such committee directors. Upon review and extension of the Agreement as provided in Section III, above, the Base Salary shall be adjusted to reflect any increase in compensation above the initial base salary in effect for that year. All references to Base Salary in this Agreement and the Change in Control Agreement shall include subsequent increases. No decreases in the Base Salary shall be permitted during the term. In addition, for service as a member of the Boards of Directors of Summit or any of Summit’s subsidiaries or affiliates, or their respective committees, Maddy shall receive such sums as may be paid to members and officers of such boards for their services.

          B. Incentive Pay. In addition to the Base Salary herein provided for, Maddy shall be entitled to receive incentive compensation from Summit in accordance with plans adopted by its Board of Directors. The Board of Directors agrees that Mr. Maddy’s bonus opportunities will not be less than the opportunities currently available to him under the Summit bonus plan in place at the time of execution of this Agreement or any extension thereof.

          C. Fringe Benefits. Summit shall afford to Maddy the benefit of all fringe benefits afforded to other Summit or bank officers, such as pension, life insurance, health and accident insurance benefits, vacation and sick leave.

          D. Club and Organization Membership and Dues. Summit shall maintain the cost of stock or membership certificate and the cost of the initiation fee for memberships for a family (general membership) in one or more country clubs in the trade areas of Summit, which Maddy shall select, plus dues, assessments and other costs of maintaining such memberships. Summit shall also pay Maddy’s membership fees and dues in banking, business, civic, professional (including continuing professional education requirement to maintain his public accountant’s license), and social organizations in which Maddy is a participating member.

          E. Business Expenses. Summit shall reimburse Maddy for all reasonable expenses incurred by Maddy in carrying out his duties and responsibilities, including furnishing an automobile of Maddy’s choice for use by Maddy, with the costs of purchase, maintenance and operation to be borne by Summit provided that unless otherwise approved by the Board of Directors, the cost of such automobile shall not exceed $75,000, adjusted annually for inflation.

          F. Termination Payments. In the event of termination of Maddy’s employment prior to expiration of the term of this Agreement, Maddy or his family shall be compensated as follows:

               1. If terminated under Article IV, Section A of this Agreement (mutual agreement), then such amount as the parties shall agree.

               2. If terminated under Article IV, Sections B (death) or C (disability), of this Agreement, then Summit shall pay Maddy (or his family or estate) in a lump sum an amount equal to three (3) times the Base Salary in effect for the year in which termination occurs. If terminated because of Maddy’s death, Summit further agrees to provide health benefits to the extent permitted under Summit’s health benefit plans to Maddy’s spouse and dependent children for a period of one (1) year.

               3. If terminated under Article IV, Section D(iv) (for cause), then Summit shall pay Maddy in a lump sum an amount equal to the Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.

               4. If terminated under Article IV, Section D(i) - (iii) (for cause), or any combination of D(i), (ii), or (iii) or if voluntarily terminated by Maddy and there is no material breach by Summit, Summit shall pay Maddy’s Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

               5. If terminated pursuant to Article IV, Section F (material breach by Summit), then Summit shall pay Maddy in a lump sum an amount equal to two (2) times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.

               6. If terminated pursuant to the provisions of the Change in Control Agreement attached hereto as Exhibit A, Maddy shall be entitled to the compensation set forth therein.

               7. The payments provided for in the event of Maddy’s termination are in the nature of additional compensation and liquidated damages and upon termination, Maddy shall have no obligation to mitigate damages incurred by him in connection with such termination and he shall be absolutely entitled to receive said payments. Upon termination, Summit shall not be liable to Maddy for any further payments for other damages or compensation, except liabilities to Maddy incurred prior to termination under Article V, Section C, E and F, if any, of this Agreement.

     VI. ADDITIONAL PAYMENT BY SUMMIT

          A. Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Summit and any of its subsidiaries and affiliates to or for the benefit of Maddy (whether paid or payable or distributed or distributable pursuant to this Agreement, the Supplemental Retirement Agreement between Summit and Maddy, the Change in Control Agreement between Summit and Maddy, or any other agreement, contract, plan or arrangement, but determined without regard to any additional payments required under this Article VI) (any such payments and distributions collectively referred to as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereinafter be imposed or any interest and penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Summit shall pay to Maddy an additional payment (the “Gross-Up Payment”) equal to one hundred percent (100%) of the Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment.

          B. Determination of Gross-Up Payment. All determinations required to be made under this Article VI, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent accountants selected by Summit to audit its financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to Summit and Maddy in good faith within a reasonable time period. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a “change in control,” Maddy shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Summit. Any Gross-Up Payment, as determined pursuant to this Article VI, shall be paid to Maddy within 30 days of the receipt of the Accounting Firm’s determination.

     VII. NONCOMPETITION AND NONSOLICITATION. In consideration of the covenants set forth herein, including but not limited to the payments set forth in Section V(F) and the Change in Control Agreement attached as Exhibit A, Maddy agrees as follows:

          A. For a period of two (2) years after Maddy’s employment with Summit is terminated for any reason other than for cause under Paragraph IV(D), or insolvency of Summit not attributable to Maddy, or material breach by Summit, Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in the following designated locations in Virginia, (See Exhibit to Paragraph VII(A) attached, which is incorporated herein by reference This Exhibit was molded to include the counties where municipalities are located.) or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

          For a period of one (1) year after Maddy’s employment with Summit is terminated for cause as set forth in Paragraph IV(D)(iv), Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, the following designated locations in Virginia (See Exhibit to Paragraph VII(A) attached, which is incorporated herein by reference This Exhibit was molded to include the counties where municipalities are located.), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

          For purposes of this Paragraph VII(A), being engaged in the business of banking shall mean Maddy’s engaging in any business or activity of any nature that is competitive with the business of Summit or its affiliates in the specified geographic area or Maddy’s solicitation of business from clients with a primary or principal office in the specified geographic area.

          B. During Maddy’s employment by Summit and for two (2) years after Maddy’s employment with Summit is terminated for any reason other than for cause under Paragraph IV(D)(iv), insolvency of Summit not attributable to Maddy, or material breach by Summit, Maddy shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of the Summit or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an affiliate of Maddy in any business which is in competition with any business or activity engaged in by the Summit or its affiliates.

          For a period of one (1) year after Maddy’s employment is terminated for cause as set forth in Paragraph D(iv), Maddy shall not on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of Summit or its affiliates to terminate his or her employment for the purpose of joining, associating, or becoming affiliated with Maddy in any business that is in competition with any business or activity engaged in by Summit or its affiliates.

          C. Maddy further recognizes and acknowledges that in the event of the termination of Maddy’s employment with Summit for any reason other than for cause under Paragraph IV(D), or material breach by Summit, (1) a breach of the obligations and conditions set forth herein will irreparably harm and damage Summit; (2) an award of money damages may not be adequate to remedy such harm; and (3) considering Maddy’s relevant background, education and experience, Maddy believes that he will be able to earn a livelihood without violating the foregoing restrictions. Consequently, Maddy agrees that, in the event that Maddy breaches any of the covenants set forth in this Section VII, Summit and/or its affiliates shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and to recover money damages, insofar as they can be determined, including, without limitation, all costs and attorneys’ fees incurred by Summit in enforcing the provisions of this Section VII.

          D. In the event that this provision shall be deemed by any Court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or is overly broad in any other respect or for any other reason, then in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area, or range of activity or otherwise, so as to render these provisions valid and enforceable, and as so modified, these shall be enforceable and enforced.

     VIII. CONFIDENTIAL INFORMATION. Maddy shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information (other than a Summit employee entitled to know such confidential information) concerning the assets, customer/client lists, business or affairs of Summit, and its affiliates, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure. Notwithstanding the foregoing, nothing herein shall prevent Maddy from utilizing the knowledge and experience he has acquired in the banking industry including without limitation his knowledge of and experience with producer bonus plans.

          All files, records, documents, information, letters, notes, media lists, notebook and similar items relating to the business of Summit shall remain the exclusive property of Summit. Upon the expiration or earlier termination of this Agreement, or when requested by Summit, Maddy shall immediately deliver to Summit all such files, computer data files, records, documents, information and other items in the possession of or under the control of Maddy.

          All business produced by Maddy while in the employ of Summit is the exclusive property of Summit unless specifically excluded elsewhere in this Agreement. Maddy shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit.

     IX. ARBITRATION. Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions or Maddy’s employment with Summit, whether sounding in tort or contract, shall be resolved by the sole and exclusive remedy of binding arbitration. Maddy hereby waives his right to a jury trial and his right to receive noneconomic damages. Arbitration shall be conducted in Moorefield, West Virginia, in accordance with the rules of the American Arbitration Association (“AAA”). The parties agree each to select one arbitrator from an AAA employment panel. Within ten days after selection of the second arbitrator, the two arbitrators shall promptly select a third arbitrator. The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator. The panel of arbitrators shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision. The arbitration decision shall be final and subject to enforcement in the local circuit court.

          In any arbitration proceeding between the parties, the losing party shall pay to the prevailing party all reasonable expenses and costs including attorneys’ fees incurred by the prevailing party. A party shall be considered a prevailing party if:

          (i) it initiated the arbitration and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled) or judgment;

          (ii) the other party withdraws its action without substantially obtaining the relief it sought, or

          (iii) it did not initiate the arbitration and judgment is entered for either party, but without substantially granting the relief sought.

     X. MISCELLANEOUS PROVISIONS

          A. Notices. Whenever notices are given pursuant to this Agreement, or with relation to any matter arising hereunder, such notices shall be given to such parties at the address set opposite their name below, and shall be given in writing, by registered mail, return receipt requested:

Summit Financial Group, Inc.	300 North Main Street
Moorefield, West Virginia 26836

H. Charles Maddy,	III P. O. Box 979
Old Fields, West Virginia 26845

          B. Prior Agreements. This Agreement represents the entire agreement between the parties, and all prior representations, promises or statements are merged with and into this document.

          C. Amendments. Any amendments to this Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Agreement under Article III may be evidenced by Board of Directors or Nominating and Compensation Committee minutes.

          D. Governing Law. The laws of West Virginia shall govern the interpretation and enforcement of this Agreement.

          E. Headings. The headings used in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting the Agreement.

          F. Severability of Provisions. The effect of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

          G. Indemnification. To the fullest extent permitted under West Virginia law and federal banking law, Summit agrees that it will indemnify and hold harmless Maddy from and against all costs and expenses, including without limitation, all court costs and attorneys’ fees, incurred by him in defending any and all claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto.

          H. Authority to Execute Documents. The undersigned representative of Summit certifies and represents that he is authorized to enter into its binding agreement with Maddy.

          I. Waiver of Breach. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision. No requirement of this Agreement may be waived except in writing by the party adversely affected.

          J. Binding Effect and Assignability. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which Summit or Bank may merge or consolidate or to which either of them may transfer all or substantially all of their assets. Insofar as Maddy is concerned, this Agreement, being personal, cannot be assigned as to performance or for any other purpose.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first written above:

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ Oscar M. Bean

Its:	Chairman of the Board

/s/ H. Charles Maddy, III

H. CHARLES MADDY, III

Exhibit to Paragraph VII(A) of Employment Agreement by and between

Summit Financial Group, Inc. and H. Charles Maddy, III, dated March 4, 2005

Designated Virginia Locations

Ashburn

Charlottesville

Fredericksburg

Leesburg

Purcellville

Warrenton

*	The designation of the municipality expressly includes the county in which the municipality is located.

Exhibit A
CHANGE IN CONTROL AGREEMENT

          THIS CHANGE IN CONTROL AGREEMENT, made and entered into this 4th day of March, 2005, by and between Summit Financial Group, Inc. (the “Company”) and H. Charles Maddy, III (“Maddy”);

          WHEREAS, Company recognizes that Maddy’s contribution to the growth, success and continued operation of Company has been substantial, and

          WHEREAS, Company believes it is in the best interest of Company to grant Maddy a level of security to preserve key management and to assure fair consideration of any affiliation opportunities that arise.

          NOW, THEREFORE, in consideration of the promises and respective covenants and agreements of the parties herein contained, Company and Maddy agree as follows:

A.	Definitions. For purposes of this Change in Control Agreement, the following definitions shall apply:

(1)	“Change of Control” means

(a)	a change of ownership of the Company that would have to be reported to the Securities and Exchange Commission as a Change of Control, including but not limited to the acquisition by any “person” and/or entity as defined by securities regulations and law, of direct or indirect “beneficial ownership” as defined, of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)	the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period; or

(c)	the consummation of a “Business Combination” as defined in the company’s Articles of Incorporation.

(2)	“Company” shall mean Summit Financial Group, Inc.

(3)	“Employment Agreement” shall mean the Employment Agreement dated as of March 4, 2005, by and between Summit Financial Group, Inc. and H. Charles Maddy, III.

(4)	“Salary” means Maddy’s Base Salary as defined in the Employment Agreement in effect on the date of termination of Maddy’s employment under this Agreement, or if no Employment Agreement is in effect, Maddy’s Base Salary on the date of termination of employment hereunder, corresponding to the definition of Base Salary in the most recent Employment Agreement.

(5)	For purposes of this Change in Control Agreement, “Good Cause” shall mean: (i) excessive absenteeism without approval of Summit not caused by disability; (ii) gross or willful neglect of duty resulting in substantial harm to Summit after Maddy has been given written direction and reasonable time to perform such duties; or (iii) any acts or omissions on the part of Maddy which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally.

(6)	“Disability” means a physical or mental condition rendering Maddy substantially unable to perform the duties of an officer and director of a banking organization.

(7)	“Retirement” means termination of employment by Maddy in accordance with Company’s (or its successor’s) retirement plan, including early retirement as approved by the Board of Directors.

(8)	“Good Reason” means

(a)	A Change of Control in the Company (as defined above) and:

(i)	a decrease in Maddy’s overall compensation (including, without limitation, salary, perquisites, bonuses and other earnings reported on IRS Form W-2, but excluding a diminution in board fees) below its level in effect immediately prior to the date of consummation of the Change of Control, without Maddy’s prior written consent; or

(ii)	a material reduction in the importance of Maddy’s job responsibilities or assignment of job responsibilities inconsistent with Maddy’s responsibility prior to the Change of Control without Maddy’s prior written consent; or

(iii)	a geographical relocation of Maddy to an office more than 20 miles from Maddy’s location at the time of the Change of Control or the imposition of travel requirements inconsistent with those

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existing prior to the Change of Control without Maddy’s prior written consent; or

(b)	Failure of the Company to obtain assumption of this Change in Control Agreement by its successor as required by Paragraph M(1) below; or

(c)	Any removal of Maddy from, or failure to re-elect Maddy to any of Maddy’s positions with Company immediately prior to a Change of Control (except in connection with the termination of Maddy’s employment for Good Cause, death, Disability or Retirement) without Maddy’s prior consent.

(8)	“Wrongful Termination” means termination of Maddy’s employment by the Company or its affiliates for any reason other than at Maddy’s option, Good Cause or the death, Disability or Retirement of Maddy prior to the expiration of twelve (12) months after consummation of the Change of Control.

B.	Retention of Maddy After Change of Control. In order to facilitate management continuity and to promote an orderly transition of ownership, Company and Maddy agree that after a Change of Control, Maddy shall be employed by the acquiring company for a period of one (1) year (the “Transition Period”), commencing upon the date of consummation of the transaction resulting in a Change of Control. During the Transition Period, Maddy may terminate his employment for Good Reason, and the Company may terminate the employment of Maddy for Good Cause. If Company terminates Maddy in a manner constituting Wrongful Termination, or Maddy terminates for Good Reason, Maddy shall be entitled to receive the compensation set forth in paragraph E below.

If the Employment Agreement is still in effect, Maddy shall be employed pursuant to the terms of Article II and Article V, A-E of the Employment Agreement. All other terms of Maddy’s employment, including without limitation his right to receive termination payments and the term of his employment, will be controlled by this Agreement.

C.	Compensation of Maddy for Death or Disability During the Transition Period. In the event of the Death or Disability of Maddy during the Transition Period, Maddy shall be entitled to three times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of termination of Maddy’s employment under this Agreement.

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D.	Compensation of Maddy Upon Expiration of the Transition Period. Within a period of thirty (30) days after expiration of the Transition Period, Maddy shall be entitled to be paid an amount equal to three (3) times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of expiration of the Transition Period.

E.	Compensation of Maddy Upon Termination for Good Reason or Wrongful Termination during the Transition Period. Except as hereinafter provided, if Maddy terminates his employment with the Company for Good Reason or the Company terminates Maddy’s employment in a manner constituting Wrongful Termination, the Company agrees as follows:

(1)	The Company shall pay Maddy a cash payment equal to three (3) times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of termination of Maddy’s employment under this Agreement.

(2)	Maddy will be entitled to receive his reasonable share of the Company’s cash bonuses, if any, allocated in accordance with existing principles and authorized by the Board of Directors. The amount of Maddy’s cash incentive award shall not be reduced due to Maddy not being actively employed for the full year.

(3)	Maddy will continue to participate, without discrimination, for the number of months between the Date of Termination and the date that is thirty-six (36) months after the date of the consummation of the Change of Control in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for Maddy, in general, of the Company, or any successor organization, provided Maddy’s continued participation is possible under the general terms and conditions of such plans. In the event Maddy’s participation in any such plan is barred, the Company shall arrange to provide Maddy with benefits substantially similar to those which Maddy would have been entitled had his participation not been barred. However, in no event will Maddy receive from the Company the employee benefits contemplated by this subparagraph if Maddy receives comparable benefits from any other source.

(4)	Paragraph F of this Agreement and Section VII of the Employment Agreement shall not apply.

F.	Termination at Maddy’s Option. During the Transition Period, Maddy may terminate his employment without reason at his option by giving written notice of termination within six (6) months of consummation of any Change of Control;

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provided that notice shall be given at least thirty (30) days prior to the effective time for termination. In such event, Maddy shall be entitled to receive a lump sum payment equal to 75% of the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of termination of Maddy’s employment under this Agreement.

G.	Noncompetition and Nonsolicitation. In consideration of the covenants set forth herein, including but not limited to the payment set forth in paragraphs C, D and E hereof, Maddy agrees as follows:

(1)	For a period of three (3) years after expiration of the Transition Period, provided Maddy’s employment under this Agreement is not sooner terminated, Maddy shall not, directly or indirectly engage in the business of banking, in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination , in the following designated locations in Virginia (See Exhibit to Paragraphs G(1) and (2) attached, which is incorporated herein by reference This Exhibit was molded to included the counties where the municipalities are located.), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

(2)	For a period of one (1) year after Maddy’s employment with Summit is terminated for any reason other than Maddy’s Disability, Retirement, Good Reason or termination at Maddy’s option as provided in paragraph E hereof, Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, , in the following designated locations in Virginia (See Exhibit to Paragraphs G (1) and (2)) attached, which is incorporated herein by reference This Exhibit was molded to included the counties where the municipalities are located.), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

(3)	For purposes of Paragraphs G(1) - (2), being engaged in the business of banking shall mean Maddy’s engaging in any business or activity of any nature that is competitive with the business of Summit or its affiliates in the specified geographic area or Maddy’s solicitation of business from clients with a primary or principal office in the specified geographic area.

(4)	In the event that this provision shall be deemed by any Court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its

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extending for too long a period of time, or too great a geographical area or over too great a range of activities, or is overly broad in any other respect or for any other reason, then in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area, or range of activity or otherwise, so as to render these provisions valid and enforceable, and as so modified, these shall be enforceable and enforced.

H.	Other Employment. Maddy shall not be required to mitigate the amount of any payment provided for in this Change in Control Agreement by seeking other employment. The amount of any payment provided for in this Change in Control Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph E(3) above) as the result of employment by another employer after the Date of Termination.

I.	Rights of Company Prior to the Change of Control. This Change in Control Agreement shall not affect the right of the Company or Maddy to terminate the foregoing Employment Agreement or the employment of Maddy in accordance thereof; provided, however, that any termination or reduction in salary or benefits that takes place after discussions have commenced that result in a Change of Control shall be presumed (without clear and convincing evidence to the contrary) to be Good Reason and a violation of this Change in Control Agreement entitling Maddy to the benefits hereof, so that any termination by Company shall be deemed to be a Wrongful Termination, and all references in this Change in Control Agreement to Salary shall be deemed to mean the Salary, as defined herein, based on the earnings Maddy would have had prior to any reduction thereof.

J.	Confidentiality. Maddy shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information (other than a Company employee entitled to know such confidential information) concerning the assets, customer/client lists, business or affairs of Company, and its affiliates, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure. Notwithstanding the foregoing, nothing herein shall prevent Maddy from utilizing the knowledge and experience he has acquired in the banking industry including without limitation the knowledge of producer bonus plans.

All files, records, documents, information, letters, notes, media lists, notebook and similar items relating to the business of Company shall remain the exclusive property of Company. Upon the expiration or earlier termination of this Agreement, or when requested by Company, Maddy shall immediately deliver to

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Company all such files, computer data files, records, documents, information and other items in the possession of or under the control of Maddy.

All business produced by Maddy while in the employ of is the exclusive property of Company unless specifically excluded elsewhere in this Agreement. Maddy shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit.

K.	Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Company and any of its subsidiaries and affiliates to or for the benefit of Maddy (whether paid or payable or distributed or distributable pursuant to this Agreement, the Supplemental Retirement Agreement between Company and Maddy, the Employment Agreement between Company and Maddy, or any other agreement, contract, plan or arrangement, but determined without regard to any additional payments required under this Paragraph J) (any such payments and distributions collectively referred to as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereinafter be imposed or any interest and penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Company shall pay to Maddy an additional payment (the “Gross-Up Payment”) equal to one hundred percent (100%) of the Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment.

All determinations required to be made under this Paragraph J, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent accountants selected by Company to audit its financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to Company and Maddy in good faith within a reasonable time period. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a “change in control,” Maddy shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Paragraph J, shall be paid to Maddy within 30 days of the receipt of the Accounting Firm’s determination.

L.	Arbitration. Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions or Maddy’s employment with Company, whether sounding in tort or contract, shall be resolved by the sole and exclusive remedy of

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binding arbitration. Maddy hereby waives his right to a jury trial and his right to receive noneconomic damages. Arbitration shall be conducted in Moorefield, West Virginia, in accordance with the rules of the American Arbitration Association (“AAA”). The parties agree each to select one arbitrator from an AAA employment panel. Within ten days after selection of the second arbitrator, the two arbitrators shall select a third arbitrator. The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator. The panel of arbitrators shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision. The arbitration decision shall be final and subject to enforcement in the local circuit court.

In any arbitration proceeding between the parties, the losing party shall pay to the prevailing party all reasonable expenses and costs including attorneys’ fees incurred by the prevailing party. A party shall be considered a prevailing party if:

(i)	it initiated the arbitration and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled) or judgment;

(ii)	the other party withdraws its action without substantially obtaining the relief it sought, or

(iii)	it did not initiate the arbitration and judgment is entered for either party, but without substantially granting the relief sought.

M.	Successors; Binding Agreement.

(1)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Maddy, to expressly assume and agree to perform this Change in Control Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the this Change in Control Agreement and shall entitle Maddy to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason hereunder.

(2)	This Change in Control Agreement and all rights of Maddy hereunder shall inure to the benefit of and be enforceable by Maddy’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Maddy should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

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Amended and Restated Agreement to Maddy’s devisee, legatee, or other designee or, if there be no such designee, to Maddy’s estate.

N.	Indemnification. To the fullest extent permitted under West Virginia law and federal banking law, Summit agrees that it will indemnify and hold harmless Maddy from and against all costs and expenses, including without limitation, all court costs and attorney’s fees, incurred by him in defending any and all claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto.

O.	Survival of Change in Control Agreement. This Change in Control Agreement shall survive the expiration of the Employment Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first written above:

SUMMIT FINANCIAL GROUP, INC.

By:

Its:

H. CHARLES MADDY, III

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Exhibit to Paragraphs G(1) and (2) of Change in Control Agreement

By and Between Summit Financial Group, Inc. and H. Charles Maddy, III, dated March 4, 2005

Designated Virginia Locations

Ashburn

Charlottesville

Fredericksburg

Leesburg

Purcellville

Warrenton

*	The designation of the municipality expressly includes the county in which the municipality is located.